                                                                           ----------------------------
                                             UNITED STATES                         OMB APPROVAL
                                   SECURITIES AND EXCHANGE COMMISSION      ----------------------------
                                          Washington, DC 20549             OMB Number:        3235-0145
                                                                           Expires:   December 31, 2005
                                              SCHEDULE 13G                 Estimated average burden
                               Under the Securities Exchange Act of 1934   hours per response.....14.90
                                          (Amendment No.____)*             ----------------------------

                                          TCI Solutions, Inc.
-------------------------------------------------------------------------------------------------------
                                           (Name of Issuer)

                                              Common Stock
-------------------------------------------------------------------------------------------------------
                                    (Title of Class of Securities)

                                                  N/A
                   ------------------------------------------------------------------
                                            (CUSIP Number)

                                           December 31, 2002
-------------------------------------------------------------------------------------------------------
                        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-1(b)
      [_]  Rule 13d-1(c)
      [x]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

SEC 1745 (02-02)  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.                                                                            Page 2 of 21 Pages
-------------------------------------------------------------------------------------------------------
       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           Infrastructure & Environmental Private Equity Fund III, L.P.

-------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) [_]
           (b) [x]

-------------------------------------------------------------------------------------------------------
       3.  Sec Use Only

-------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization

             Delaware

-------------------------------------------------------------------------------------------------------
                     5.  Sole Voting Power

                         4,359,442
              -----------------------------------------------------------------------------------------
                     6.  Shared Voting Power
Number of
Shares
Beneficially             -0-
Owned by      -----------------------------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With
                         4,359,442
              -----------------------------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         -0-
-------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           4,359,442
-------------------------------------------------------------------------------------------------------
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------
      11.  Percent of Class Represented by Amount in Row (9)

           8.4%
-------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)

           PN
-------------------------------------------------------------------------------------------------------

CUSIP No.                                                                            Page 3 of 21 Pages
-------------------------------------------------------------------------------------------------------
       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           Environmental & Information Technology Private Equity Fund III, a German civil partnerhsip
-------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) [_]
           (b) [x]

-------------------------------------------------------------------------------------------------------
       3.  Sec Use Only

-------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization

             Germany

-------------------------------------------------------------------------------------------------------
                     5.  Sole Voting Power

                         1,089,863
              -----------------------------------------------------------------------------------------
                     6.  Shared Voting Power
Number of
Shares
Beneficially             -0-
Owned by      -----------------------------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With
                         1,089,863
              -----------------------------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         -0-
-------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           1,089,863
-------------------------------------------------------------------------------------------------------
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------
      11.  Percent of Class Represented by Amount in Row (9)

           2.1%
-------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)

           PN
-------------------------------------------------------------------------------------------------------

CUSIP No.                                                                            Page 4 of 21 Pages
-------------------------------------------------------------------------------------------------------
       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           The Productivity Fund IV, L.P.
-------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) [_]
           (b) [x]

-------------------------------------------------------------------------------------------------------
       3.  Sec Use Only

-------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization

             Delaware

-------------------------------------------------------------------------------------------------------
                     5.  Sole Voting Power

                         7,444,150
              -----------------------------------------------------------------------------------------
                     6.  Shared Voting Power
Number of
Shares
Beneficially             -0-
Owned by      -----------------------------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With
                         7,444,150
              -----------------------------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         -0-
-------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           7,444,150
-------------------------------------------------------------------------------------------------------
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------
      11.  Percent of Class Represented by Amount in Row (9)

           14.4%
-------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)

           PN
-------------------------------------------------------------------------------------------------------

CUSIP No.                                                                            Page 5 of 21 Pages
-------------------------------------------------------------------------------------------------------
       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           The Productivity Fund IV Advisors Fund, L.P.
-------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) [_]
           (b) [x]

-------------------------------------------------------------------------------------------------------
       3.  Sec Use Only

-------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization

             Delaware

-------------------------------------------------------------------------------------------------------
                     5.  Sole Voting Power

                         286,154
              -----------------------------------------------------------------------------------------
                     6.  Shared Voting Power
Number of
Shares
Beneficially             -0-
Owned by      -----------------------------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With
                         286,154
              -----------------------------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         -0-
-------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           286,154
-------------------------------------------------------------------------------------------------------
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------
      11.  Percent of Class Represented by Amount in Row (9)

           0.6%
-------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)

           PN
-------------------------------------------------------------------------------------------------------

CUSIP No.                                                                            Page 6 of 21 Pages
-------------------------------------------------------------------------------------------------------
       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           Mark Koulogeorge
-------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) [_]
           (b) [x]

-------------------------------------------------------------------------------------------------------
       3.  Sec Use Only

-------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization

             U.S.

-------------------------------------------------------------------------------------------------------
                     5.  Sole Voting Power

                         1,614,211
              -----------------------------------------------------------------------------------------
                     6.  Shared Voting Power
Number of
Shares
Beneficially             -0-
Owned by      -----------------------------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With
                         1,614,211
              -----------------------------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         -0-
-------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           1,614,211
-------------------------------------------------------------------------------------------------------
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------
      11.  Percent of Class Represented by Amount in Row (9)

           3.1%
-------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)

           IN
-------------------------------------------------------------------------------------------------------

CUSIP No.                                                                            Page 7 of 21 Pages
-------------------------------------------------------------------------------------------------------
Item 1.

           (a)    Name of Issuer  TCI Solutions, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                    17752 Skypark Circle, Suite 160
Item 2.             Irvine, CA   92614

           (a)    Name of Person Filing  Infrastructure & Environmental Private Equity Fund, III, L.P.

           (b)    Address of Principal Business Office or, if none, Residence
                    9500 The Sears Tower
                    233 S. Wacker Drive
                    Chicago, IL  60606

           (c)    Citizenship  Delaware

           (d)    Title of Class of Securities  Common Stock

           (e)    CUSIP Number  N/A

Item 3.    If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or
           (c), check whether the person filing is a:

                 Not applicable

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned:  4,359,442.

           (b)    Percent of class:  8.4%.

           (c)    Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:  4,359,442.

                  (ii)   Shared power to vote or to direct the vote:  -0-.

                  (iii)  Sole power to dispose or to direct the disposition of:  4,359,442.

                  (iv)   Shared power to dispose or to direct the disposition of:  -0-.

Item 5.    Ownership of Five Percent or Less of a Class

                 Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

                 Please see Exhibit I.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
           Reported on By the Parent Holding Company or Control Person

                 Not applicable

CUSIP No.                                                                            Page 8 of 21 Pages
-------------------------------------------------------------------------------------------------------

Item 8.    Identification and Classification of Members of the Group

                 Please see Exhibit I.

Item 9.    Notice of Dissolution of Group

                 Not applicable

Item 10.   Certification

                 Not applicable

CUSIP No.                                                                            Page 9 of 21 Pages
-------------------------------------------------------------------------------------------------------
Item 1.

           (a)    Name of Issuer  TCI Solutions, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                    17752 Skypark Circle, Suite 160
Item 2.             Irvine, CA   92614

           (a)    Name of Person Filing  Environmental & Information Technology Private Equity Fund
III, a German civil Partnership

           (b)    Address of Principal Business Office or, if none, Residence
                    9500 The Sears Tower
                    233 S. Wacker Drive
                    Chicago, IL  60606

           (c)    Citizenship  Germany

           (d)    Title of Class of Securities  Common Stock

           (e)    CUSIP Number  N/A

Item 3.    If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or
           (c), check whether the person filing is a:

                Not applicable

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned:  1,089,863.

           (b)    Percent of class:  2.1%.

           (c)    Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:  1,089,863.

                  (ii)   Shared power to vote or to direct the vote:  -0-.

                  (iii)  Sole power to dispose or to direct the disposition of:  1,089,863.

                  (iv)   Shared power to dispose or to direct the disposition of:  -0-.

Item 5.    Ownership of Five Percent or Less of a Class

                 Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

                 Please see Exhibit I.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
           Reported on By the Parent Holding Company or Control Person

                 Not applicable

CUSIP No.                                                                           Page 10 of 21 Pages
-------------------------------------------------------------------------------------------------------

Item 8.    Identification and Classification of Members of the Group

                 Please see Exhibit I.

Item 9.    Notice of Dissolution of Group

                 Not applicable

Item 10.   Certification

                 Not applicable

CUSIP No.                                                                           Page 11 of 21 Pages
-------------------------------------------------------------------------------------------------------
Item 1.

           (a)    Name of Issuer  TCI Solutions, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                    17752 Skypark Circle, Suite 160
Item 2.             Irvine, CA   92614

           (a)    Name of Person Filing  The Productivity Fund IV, L.P.

           (b)    Address of Principal Business Office or, if none, Residence
                    9500 The Sears Tower
                    233 S. Wacker Drive
                    Chicago, IL  60606

           (c)    Citizenship  Delaware

           (d)    Title of Class of Securities  Common Stock

           (e)    CUSIP Number  N/A

Item 3.    If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or
           (c), check whether the person filing is a:

                 Not applicable

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned:  7,444,150.

           (b)    Percent of class: 14.4%.

           (c)    Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:  7,444,150.

                  (ii)   Shared power to vote or to direct the vote:  -0-.

                  (iii)  Sole power to dispose or to direct the disposition of:  7,444,150.

                  (iv)   Shared power to dispose or to direct the disposition of:  -0-.

Item 5.    Ownership of Five Percent or Less of a Class

                 Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

                 Please see Exhibit I.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
           Reported on By the Parent Holding Company or Control Person

                 Not applicable

CUSIP No.                                                                           Page 12 of 21 Pages
-------------------------------------------------------------------------------------------------------
Item 8.    Identification and Classification of Members of the Group

                 Please see Exhibit I.

Item 9.    Notice of Dissolution of Group

                 Not applicable

Item 10.   Certification

                 Not applicable

CUSIP No.                                                                           Page 13 of 21 Pages
-------------------------------------------------------------------------------------------------------
Item 1.

           (a)    Name of Issuer  TCI Solutions, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                    17752 Skypark Circle, Suite 160
Item 2.             Irvine, CA   92614

           (a)    Name of Person Filing  The Productivity Fund IV Advisors Fund, L.P.

           (b)    Address of Principal Business Office or, if none, Residence
                    9500 The Sears Tower
                    233 S. Wacker Drive
                    Chicago, IL  60606

           (c)    Citizenship  Delaware

           (d)    Title of Class of Securities  Common Stock

           (e)    CUSIP Number  N/A

Item 3.    If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or
           (c), check whether the person filing is a:

                 Not applicable

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned:  286,154.

           (b)    Percent of class: 0.6%.

           (c)    Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:  286,154.

                  (ii)   Shared power to vote or to direct the vote:  -0-.

                  (iii)  Sole power to dispose or to direct the disposition of:  286,154.

                  (iv)   Shared power to dispose or to direct the disposition of:  -0-.

Item 5.    Ownership of Five Percent or Less of a Class

                 Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

                 Please see Exhibit I.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
           Reported on By the Parent Holding Company or Control Person

                 Not applicable

CUSIP No.                                                                           Page 14 of 21 Pages
-------------------------------------------------------------------------------------------------------
Item 8.    Identification and Classification of Members of the Group

                 Please see Exhibit I.

Item 9.    Notice of Dissolution of Group

                 Not applicable

Item 10.   Certification

                 Not applicable

CUSIP No.                                                                           Page 15 of 21 Pages
-------------------------------------------------------------------------------------------------------
Item 1.

           (a)    Name of Issuer  TCI Solutions, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                    17752 Skypark Circle, Suite 160
Item 2.             Irvine, CA   92614

           (a)    Name of Person Filing  Mark Koulogeorge

           (b)      Address of Principal Business Office or, if none, Residence
                      9500 The Sears Tower
                      233 S. Wacker Drive
                      Chicago, IL  60606

           (c)    Citizenship  U.S.

           (d)    Title of Class of Securities  Common Stock

           (e)    CUSIP Number  N/A

Item 3.    If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or
           (c), check whether the person filing is a:

                 Not applicable

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned:  1,614,211.

           (b)    Percent of class:  3.1%.

           (c)    Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:  1,614,211.

                  (ii)   Shared power to vote or to direct the vote:  -0-.

                  (iii)  Sole power to dispose or to direct the disposition of:  1,614,211.

                  (iv)   Shared power to dispose or to direct the disposition of:  -0-.

Item 5.    Ownership of Five Percent or Less of a Class

                 Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

                 Please see Exhibit I.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
           Reported on By the Parent Holding Company or Control Person

                 Not applicable

CUSIP No.                                                                 Page 16 of 21 Pages
---------------------------------------------------------------------------------------------
Item 8.    Identification and Classification of Members of the Group

                 Please see Exhibit I.

Item 9.    Notice of Dissolution of Group

                 Not applicable

Item 10.   Certification

                 Not applicable

CUSIP No.                                                                 Page 17 of 21 Pages
---------------------------------------------------------------------------------------------
                                          SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         INFRASTRUCTURE AND ENVIRONMENTAL PRIVATE EQUITY FUND
                                         III, L.P.

                                         By:  Infrastructure and Environmental Private Equity
                                              Management III, L.L.C., Its Investment Manager

                                         By:  First Analysis IEPEF Management Company, III,
                                              L.L.C., A Member

                                         By:  First Analysis Corporation, A Member

                                         By:  /s/ Mark Koulogeorge
                                              -----------------------------
                                              Name:  Mark Koulogeorge
                                              Title: Member

                                         Address:  The Sears Tower
                                                   Suite 9500
                                                   233 South Wacker Drive
                                                   Chicago, Illinois 60606
                                                   Attn:  Mark Koulogeorge

                                         ENVIRONMENTAL & INFORMATION TECHNOLOGY PRIVATE
                                         EQUITY FUND III,
                                         a civil partnership with limitation of liability
                                         established under the laws of the Federal Republic
                                         of Germany

                                         By:  Infrastructure and Environmental Private Equity
                                              Management III, L.L.C., Its Investment Manager

                                         By:  First Analysis IEPEF Management Company, III,
                                              L.L.C., A Member

                                         By:  First Analysis Corporation, A Member

                                         By:  /s/ Mark Koulogeorge
                                              -----------------------------
                                              Name:  Mark Koulogeorge
                                              Title: Member

                                         Address:   The Sears Tower, Suite 9500
                                                    233 South Wacker Drive
                                                    Chicago, Illinois 60606
                                                    Attn:  Mark Koulogeorge

CUSIP No.                                                                 Page 18 of 21 Pages
---------------------------------------------------------------------------------------------

                                         THE PRODUCTIVITY FUND IV, L.P.

                                         By:  First Analysis Management Company IV L.L.C.,
                                              its General Partner

                                         By:  First Analysis Venture Operations and Research,
                                              L.L.C., Managing Member

                                         By:  /s/ Mark Koulogeorge
                                              -----------------------------
                                              Name:  Mark Koulogeorge
                                              Title: Member

                                         Address:  The Sears Tower
                                                   Suite 9500
                                                   233 South Wacker Drive
                                                   Chicago, Illinois 60606
                                                   Attn:  Mark Koulogeorge

                                         THE PRODUCTIVITY FUND IV ADVISORS FUND, L.P.

                                         By:   First Analysis Management Company IV, L.L.C.
                                         Its:  General Partner

                                               By:  First Analysis Venture Operations &
                                                    Research, L.L.C.
                                               Its: Management Member

                                                    By:  /s/ Mark Koulogeorge
                                                         -----------------------------
                                                    Name:  Mark Koulogeorge
                                                    Its:   Member

                                         Address:   The Sears Tower
                                                    Suite 9500
                                                    233 South Wacker Drive
                                                    Chicago, Illinois 60606
                                                    Attn:  Mark Koulogeorge

                                             -2-

CUSIP No.                                                                 Page 19 of 21 Pages
---------------------------------------------------------------------------------------------
                                  EXHIBIT I to Schedule 13G
                              Identification of General Partner

   The general partner of Infrastructure and Environmental Private Equity Fund III, L.P.
("IEPEF III"), and the investment manager of Environmental & Information Technology Private
Equity Fund III ("EITPEF"), is Infrastructure and Environmental Private Equity Management
III, LLC ("IEPEM"), whose ultimate members are First Analysis Corporation ("FAC"), Bret R.
Maxwell ("Maxwell"), Mark Koulogeorge ("Koulogeorge"), Argentum Management, LLC ("AM"),
Argentum Investments, LLC ("AI"), Schneur Z. Genack, Inc. ("SZG"), and Hamilton Venture
Partners, LLC ("HVP"). Only FAC, Koulogeorge and Maxwell take executive action on behalf of
IEPEM with respect to its functioning as general partner of IEPEF III and investment manager of EITPEF.

   F. Oliver Nicklin ("Nicklin"), President and Director of FAC takes executive actions on behalf of FAC with respect to FAC's functioning as an ultimate general partner of IEPEF III and EITPEF. Nicklin maintains his principal office at 233 South Wacker Drive, Suite 9500,
Chicago, Illinois 60606 ("Suite 9500"). He is principally employed as an executive of FAC.
FAC's principal business is participation in venture capital partnerships and the provision of research investment services. Its principal business address is Suite 9500.

   Each of AM and AI maintains its business address c/o The Argentum Group ("TAG"), 60
Madison Avenue, Suite 701, New York, New York 10010 (the "TAG Address"). SZG maintains its business address at 227 Hollywood Crossing, Lawrence, New York 11559 (the "SZG Address"). The
persons who take actions on behalf of AM, AI and SZG with respect to their functioning as members of IEPEM are Schneur Genack ("Genack"), Daniel Raynor ("Raynor") and Walter H.
Barandiaran ("Barandiaran"). Each of Raynor and Barandiaran is principally employed as an executive of TAG and maintains his business address at the TAG Address. TAG's principal business is merchant banking. Genack is principally employed as a private investor and maintains his business address at the SZG Address.

   The person who takes actions on behalf of HVP with respect to its functioning as a member of IEPEM is Hamilton, who is principally employed as an executive of FAC. Hamilton does not take executive action on behalf of FAC with respect to its functioning as an ultimate general partner of IEPEF III and EITPEF. Hamilton maintains his principal business address at 6065
Shelter Bay Avenue, Mill Valley, California 94941. HVP's principal business is investment banking.

   To the best of FAC's knowledge, each of the natural persons listed above is a citizen of the United States, except for Barandiaran, who is a citizen of Peru.

   The general partner of The Productivity Fund IV, L.P. ("PF IV") and The Productivity Fund
IV Advisors Fund, L.P. ("PF IV Advisors") is First Analysis Management Company IV, L.L.C.,
whose members are First Analysis Venture Operations & Research, L.L.C. ("FAVOR"), Maxwell and
Koulogeorge. The sole manager of FAVOR is FAC. Only FAC, Koulogeorge and Maxwell take executive action on behalf of PF IV and PF IV Advisors.

CUSIP No.                                                                 Page 20 of 21 Pages
---------------------------------------------------------------------------------------------
                                  Exhibit II to Schedule 13G
                                17 C.F.R. 240.13d-1(k)(1)(iii)

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of
TCI Solutions, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

                                         Date:  February 12, 2003

                                         /s/ MARK KOULOGEORGE
                                         -----------------------------------------
                                         MARK KOULOGEORGE

                                         INFRASTRUCTURE AND ENVIRONMENTAL PRIVATE EQUITY FUND
                                         III, L.P.

                                         By:  Infrastructure and Environmental Private Equity
                                              Management III, L.L.C., Its Investment Manager

                                         By:  First Analysis IEPEF Management Company, III,
                                              L.L.C., A Member

                                         By:  First Analysis Corporation, A Member

                                         By:  /s/ Mark Koulogeorge
                                            -------------------------------
                                              Name:  Mark Koulogeorge
                                              Title: Member

                                         Address:  The Sears Tower
                                                   Suite 9500
                                                   233 South Wacker Drive
                                                   Chicago, Illinois 60606
                                                   Attn:  Mark Koulogeorge

                                         ENVIRONMENTAL & INFORMATION TECHNOLOGY PRIVATE
                                         EQUITY FUND III,
                                         a civil partnership with limitation of liability
                                         established under the laws of the Federal Republic
                                         of Germany

                                         By:  Infrastructure and Environmental Private Equity
                                              Management III, L.L.C., Its Investment Manager

                                         By:  First Analysis IEPEF Management Company, III,
                                              L.L.C., A Member

                                         By:  First Analysis Corporation, A Member

                                         By:  /s/ Mark Koulogeorge
                                              -----------------------------
                                              Name:  Mark Koulogeorge
                                              Title: Member

                                         Address:   The Sears Tower, Suite 9500
                                                    233 South Wacker Drive
                                                    Chicago, Illinois 60606
                                                    Attn:  Mark Koulogeorge

CUSIP No.                                                                 Page 21 of 21 Pages
---------------------------------------------------------------------------------------------

                                         THE PRODUCTIVITY FUND IV, L.P.

                                         By:  First Analysis Management Company IV L.L.C.,
                                              its General Partner

                                         By:  First Analysis Venture Operations and Research,
                                              L.L.C., Managing Member

                                         By:  /s/ Mark Koulogeorge
                                              -----------------------------
                                              Name:  Mark Koulogeorge
                                              Title: Member

                                         Address:  The Sears Tower
                                                   Suite 9500
                                                   233 South Wacker Drive
                                                   Chicago, Illinois 60606
                                                   Attn:  Mark Koulogeorge

                                         THE PRODUCTIVITY FUND IV ADVISORS FUND, L.P.

                                         By:  First Analysis Management Company IV, L.L.C.
                                         Its: General Partner

                                         By:  First Analysis Venture Operations &
                                              Research, L.L.C.
                                         Its: Management Member

                                         By:/s/ Mark Koulogeorge
                                            ------------------------------------
                                            Name:  Mark Koulogeorge
                                            Its:   Member

                                         Address:   The Sears Tower
                                                    Suite 9500
                                                    233 South Wacker Drive
                                                    Chicago, Illinois 60606
                                                    Attn:  Mark Koulogeorge